                                                                     Exhibit 99

          WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                        FORM 10-QSB SEPTEMBER 30, 1998



Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of Cash Available for Distribution for the three months ended September 30, 1998:

       Net Loss                                                   $  (57,000)
       Add:     Depreciation and amortization                         46,000
                Distribution received from Local Limited
                Partnership                                          250,000
       Less:    Cash to reserves                                    (212,000)
                                                                  -----------
       Cash Available for Distribution                            $   27,000
                                                                  ===========
       Distributions allocated to General Partners                $    2,000
                                                                  ===========
       Distributions allocated to Limited Partners                $   25,000
                                                                  ===========


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 1998:


     Entity Receiving                   Form of
       Compensation                   Compensation                    Amount
   ---------------------         ----------------------          -------------

     General Partners           Interest in Cash Available
                                for Distribution                  $       2,000

     WFC Realty Co., Inc.
     (Initial Limited Partner)  Interest in Cash Available
                                for Distribution                  $           5


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